Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-268718 and 333-268718-01
Pricing Supplement

Dated May 30, 2025
(To Prospectus dated December 30, 2022,
Series A Prospectus Supplement dated December 30, 2022 and
Product Supplement No. WF-1 dated March 8, 2023)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
$505,000 Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

■   Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF (each referred to as an “Underlying”)
■   Unlike ordinary debt securities, the Securities do not provide for fixed payments of interest, do not repay a fixed amount of principal on the Maturity Date and are subject to potential automatic call prior to the Maturity Date upon the terms described below. Whether the Securities pay a Contingent Coupon, whether the Securities are automatically called prior to the Maturity Date and, if they are not automatically called, whether you receive the principal amount of your Securities on the Maturity Date will depend, in each case, on the closing value of the Lowest Performing Underlying on the relevant Calculation Day. The Lowest Performing Underlying on any Calculation Day is the Underlying that has the lowest closing value on that Calculation Day as a percentage of its Starting Value
■   Contingent Coupon.  The Securities will pay a Contingent Coupon on a monthly basis until the earlier of the Maturity Date or automatic call if, and only if, the closing value of the Lowest Performing Underlying on the Calculation Day for that month is greater than or equal to its Coupon Barrier. However, if the closing value of the Lowest Performing Underlying on a Calculation Day is less than its Coupon Barrier, you will not receive any Contingent Coupon for the relevant month. If the closing value of the Lowest Performing Underlying is less than its Coupon Barrier on every Calculation Day, you will not receive any Contingent Coupons throughout the entire term of the Securities. The Coupon Barrier for each Underlying is equal to 70% of its Starting Value. The Contingent Coupon Rate is 8.40% per annum
■   Automatic Call.  If the closing value of the Lowest Performing Underlying on any of the monthly Calculation Days from November 2025 to April 2028, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus a final Contingent Coupon Payment
■   Potential Loss of Principal.  If the Securities are not automatically called prior to the Maturity Date, you will receive the principal amount on the Maturity Date if, and only if, the closing value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value.  If the closing value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will receive less than the principal amount of your Securities. In these circumstances, you will have 1-to-1 downside exposure to the decrease in the closing value of the Lowest Performing Underlying in excess of the Buffer Amount of 20% and may lose up to 80% of the principal amount. The Threshold Value for each Underlying is equal to 80% of its Starting Value
■   If the Securities are not automatically called prior to the Maturity Date, you will have 1-to-1 downside exposure to the Lowest Performing Underlying in excess of the Buffer Amount, but you will not participate in any appreciation of any Underlying and will not receive any dividends on shares of any Fund or the securities held by or included in any Underlying
■   Your return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Calculation Day. You will not benefit in any way from the performance of the better performing Underlyings. Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlyings perform favorably
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $959.60 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and “Structuring the Securities” on page PS-33 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$23.25	$976.75
Total	$505,000.00	$11,741.25	$493,258.75
(1)
Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2)
In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Terms of the Securities

Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:
The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), a price return index, the iShares® MSCI Mexico ETF (Bloomberg symbol: “EWW”), an exchange-traded fund, and the iShares® MSCI India ETF (Bloomberg symbol: “INDA”), an exchange-traded fund. The EURO STOXX 50® Index is sometimes referred to herein as an “Index.” The iShares® MSCI Mexico ETF and the iShares® MSCI India ETF are sometimes collectively referred to herein as the “Funds” and individually as a “Fund.”

Pricing Date:	May 30, 2025.
Issue Date:	June 4, 2025.
Maturity Date:
June 2, 2028, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.  The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payment:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the closing value of the Lowest Performing Underlying on the related Calculation Day is greater than or equal to its Coupon Barrier. Each “Contingent Coupon Payment,” if any, will be calculated per Security as follows: ($1,000 × Contingent Coupon Rate)/12. Any Contingent Coupon Payment will be rounded to the nearest cent, with one-half cent rounded upward.
If the closing value of the Lowest Performing Underlying on any Calculation Day is less than its Coupon Barrier, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the closing value of the Lowest Performing Underlying is less than its Coupon Barrier on all Calculation Days, you will not receive any Contingent Coupon Payments over the term of the Securities.

Contingent Coupon Payment Dates:
Monthly, on the third business day following each Calculation Day (as each such Calculation Day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.

Contingent Coupon Rate:	The “Contingent Coupon Rate” is 8.40% per annum (equal to 0.70% per month).
Automatic Call:
If the closing value of the Lowest Performing Underlying on any of the Calculation Days from November 2025 to April 2028, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus a final Contingent Coupon Payment. The Securities will not be subject to automatic call until the sixth Calculation Day, which is approximately six months after the issue date.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Calculation Days:
Monthly, on the 28th day of each month, commencing June 2025 and ending April 2028, and the Final Calculation Day, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to May 30, 2028 as the “Final Calculation Day.”

Call Settlement Date:	Three business days after the applicable Calculation Day (as each such Calculation Day may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable).
Maturity Payment Amount:
If the Securities are not automatically called prior to the Maturity Date, you will be entitled to receive on the Maturity Date a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount (in addition to the final Contingent Coupon Payment, if any). The “Maturity Payment Amount” per Security will equal:
•   if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value:
         $1,000; or
•   if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)
If the Securities are not automatically called prior to the Maturity Date and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities on the Maturity Date.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying on the Final Calculation Day in excess of the Buffer Amount if the Ending Value of that Underlying is less than its Threshold Value.

Lowest Performing Underlying:	For any Calculation Day, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that Calculation Day.
Performance Factor:	With respect to an Underlying on any Calculation Day, its closing value on such Calculation Day divided by its Starting Value (expressed as a percentage).
Closing Value:	With respect to the Index on any Calculation Day, its closing level on that date; and with respect to a Fund on any Calculation Day, its fund closing price on that date.
Closing Level:
With respect to the Index, closing level has the meaning set forth under “General Terms of the Securities — Certain Terms for Securities Linked to an Index — Certain Definitions” in the accompanying product supplement.

Fund Closing Price:
With respect to each Fund, fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:
With respect to the EURO STOXX 50® Index: 5,366.59, its closing value on the Pricing Date.
With respect to the iShares® MSCI Mexico ETF: $60.17, its closing value on the Pricing Date.
With respect to the iShares® MSCI India ETF: $54.31, its closing value on the Pricing Date.

Ending Value:	With respect to each Underlying, its closing value on the Final Calculation Day.
Coupon Barrier:
With respect to the EURO STOXX 50® Index: 3,756.613, which is equal to 70% of its Starting Value.
With respect to the iShares® MSCI Mexico ETF: $42.119, which is equal to 70% of its Starting Value.
With respect to the iShares® MSCI India ETF: $38.017, which is equal to 70% of its Starting Value.

Threshold Value:
With respect to the EURO STOXX 50® Index: 4,293.272, which is equal to 80% of its Starting Value.
With respect to the iShares® MSCI Mexico ETF: $48.136, which is equal to 80% of its Starting Value.
With respect to the iShares® MSCI India ETF: $43.448, which is equal to 80% of its Starting Value.

Buffer Amount:	20%
Market Disruption Events and Postponement Provisions:
Each Calculation Day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Calculation Days and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Contingent Coupon Payment Date, each Call Settlement Date and the Maturity Date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” and “—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Selling Agents:
BofAS and Wells Fargo Securities, LLC (“WFS”).
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $23.25 per Security. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.
In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09711HKK8

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Additional Information about BofA Finance, the Guarantor and the Securities
The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
•	Product Supplement No. WF-1 dated March 8, 2023:
https://www.sec.gov/Archives/edgar/data/1682472/000119312523064044/d451936d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Investor Considerations
The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:
■   seek an investment with contingent coupon payments at a rate of 8.40% per annum until the earlier of the Maturity Date or automatic call, if, and only if, the closing value of the Lowest Performing Underlying on the applicable Calculation Day is greater than or equal to 70% of its Starting Value;
■   understand that if the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day has declined by more than the Buffer Amount, they will lose some, and possibly up to 80%, of the principal amount of their Securities at maturity;
■   desire to limit downside exposure to the Underlying through the Buffer Amount;
■ are willing to accept the risk that they may receive few or no Contingent Coupon Payments over the term of the Securities;
■   understand that the Securities may be automatically called prior to the Maturity Date and that the term of the Securities may be as short as approximately six months;
■   understand that the return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Calculation Day and that they will not benefit in any way from the performance of the better performing Underlyings;
■   understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;
■   are willing to forgo participation in any appreciation of any Underlying and dividends on shares of a Fund and on the securities held by or included in the Underlyings; and
■   are willing to hold the Securities until maturity.
The Securities may not be an appropriate investment for investors who:
■   seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
■   require full payment of the principal amount of the Securities at maturity;
■   seek a security with a fixed term;
■   are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;
■   are unwilling to accept the risk that, if the Securities are not automatically called prior to maturity, the Ending Value of the Lowest Performing Underlying on the Final Calculation Day may decrease by more than the Buffer Amount from its Starting Value to its Ending Value, in which case they will receive less, and possibly 80% less, than the principal amount per Security at maturity;
■   seek certainty of current income over the term of the Securities;
■   seek exposure to the upside performance of any or each Underlying;
■   seek exposure to a basket composed of each Underlying or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;
■   are unwilling to accept the risk of exposure to the Underlyings;
■   are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or
■   prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The EURO STOXX 50® Index”, “The iShares® MSCI Mexico ETF” and “The iShares® MSCI India ETF” below.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Determining Payment On A Contingent Coupon Payment Date and at Maturity
If the Securities have not been previously automatically called, on each Contingent Coupon Payment Date, either you will receive a Contingent Coupon Payment or you will not receive a Contingent Coupon Payment, depending on the closing value of the Lowest Performing Underlying on the related Calculation Day.
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day. The Lowest Performing Underlying on any Calculation Day is the Underlying with the lowest Performance Factor on that Calculation Day. The Performance Factor of an Underlying on a Calculation Day is its closing value on that Calculation Day as a percentage of its Starting Value (i.e., its closing value on that Calculation Day divided by its Starting Value).
Step 2: Determine whether a Contingent Coupon is paid on the applicable Contingent Coupon Payment Date based on the closing value of the Lowest Performing Underlying on the relevant Calculation Day, as follows:

If the Securities have not been automatically called prior to the Maturity Date, then at maturity you will receive (in addition to the final Contingent Coupon Payment, if otherwise payable) a cash payment per Security (the Maturity Payment Amount) calculated as follows:
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day. The Lowest Performing Underlying on the Final Calculation Day is the Underlying with the lowest Performance Factor on the Final Calculation Day. The Performance Factor of an Underlying on the Final Calculation Day is its Ending Value as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).
Step 2: Calculate the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying, as follows:

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Hypothetical Payout Profile
The following profile illustrates the potential Maturity Payment Amount on the Securities (excluding the final Contingent Coupon Payment, if any) for a range of hypothetical performances of the Lowest Performing Underlying on the Final Calculation Day from its Starting Value to its Ending Value, assuming the Securities have not been automatically called prior to the Maturity Date. As this profile illustrates, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day and whether you hold your Securities to the Maturity Date.  The performance of the better performing Underlyings is not relevant to your return on the Securities.

40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
20% Buffer
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Lowest Performing Underlying
Hypothetical Security Return
Hypothetical return of lowest perfoming Underlying

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Selected Risk Considerations
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying is less than its Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.
Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities. Your return on the Securities is limited to the Contingent Coupon Payments paid over the term of the Securities, regardless of the extent to which the closing value of any Underlying on any Calculation Day or the Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the closing value of any Underlying on any Calculation Day exceeds its Starting Value. In contrast, a direct investment in one or more of the Underlyings or the securities held by or included in one or more of the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.
The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities. The Securities are subject to a potential automatic call. Beginning in November 2025, the Securities will be automatically called if, on any Calculation Day prior to the Final Calculation Day, the closing value of the Lowest Performing Underlying is greater than or equal to its Starting Value. If the Securities are automatically called prior to the Maturity Date, you will be entitled to receive the principal amount and the Contingent Coupon Payment with respect to the applicable Calculation Day, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the automatic call. If the Securities are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
You may not receive any Contingent Coupon Payments. The Securities do not provide for any regular fixed coupon payments. Investors in the Securities will not necessarily receive any Contingent Coupon Payments on the Securities. If the closing value of the Lowest Performing Underlying on a Calculation Day is less than its Coupon Barrier, you will not receive the Contingent Coupon Payment applicable to that Calculation Day. If the closing value of the Lowest Performing Underlying is less than its Coupon Barrier on all the Calculation Days during the term of the Securities, you will not receive any Contingent Coupon Payments during the term of the Securities, and will not receive a positive return on the Securities.
Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Securities are linked to the lowest performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the value of the other Underlying(s). The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the value of the other Underlying(s). In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the value of the other Underlying(s). Even if the closing value of an Underlying is at or above its Coupon Barrier on a Calculation Day, you will not receive the Contingent Coupon Payment with respect to that Calculation Day if the closing value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a portion of your principal if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.
Higher Contingent Coupon Rates are associated with greater risk. The Securities offer Contingent Coupon Payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential Contingent Coupon Payments are associated with greater levels of expected risk as of the Pricing Date as compared to conventional debt securities, including the risk that you may not receive a Contingent Coupon Payment on one or more, or any, Contingent Coupon Payment Dates and the risk that you may lose some or a substantial portion of the principal amount per Security at maturity. The volatility of the Underlyings and the correlation among the Underlyings are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlying, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underlyings tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underlyings or lower expected correlation among the Underlyings as of the Pricing Date may result in a higher Contingent Coupon Rate, but it also represents a greater expected likelihood as of the Pricing Date that the

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

closing value of at least one Underlying will be less than its Coupon Barrier on one or more Calculation Days, such that you will not receive one or more, or any, Contingent Coupon Payments during the term of the Securities, and that the closing value of at least one Underlying will be less than its Threshold Value on the Final Calculation Day such that you will lose a substantial portion of the principal amount per Security at maturity. In general, the higher the Contingent Coupon Rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, Contingent Coupon Payments during the term of the Securities and that you will lose a substantial portion of the principal amount per Security at maturity.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Securities, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.
The Contingent Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Calculation Days. The values of the Underlyings during the term of the Securities other than on the Calculation Days will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the payment upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the closing value on the applicable Calculation Day or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Securities are not automatically called prior to maturity, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Final Calculation Day.
A Contingent Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Calculation Day is postponed. A Calculation Day (including the Final Calculation Day) with respect to an Underlying will be postponed if the applicable originally scheduled Calculation Day is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Calculation Day. If such a postponement occurs with respect to an Calculation Day other than the Final Calculation Day, then the related Contingent Coupon Payment Date or Call Settlement Date, as applicable, will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any Contingent Coupon Payments, the payment upon an automatic call or the Maturity Payment Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable Contingent Coupon Payment Date, Call Settlement Date or the Maturity Date, regardless of the closing value of the Lowest Performing Underlying as compared to its Starting Value, Coupon Barrier or Threshold Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks
The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: values of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares of the Underlyings or the securities held by or included in any of the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own shares of the Underlyings or the securities held by or included in the Underlyings, as applicable, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have affected the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have affected the values of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Securities prior to maturity or the amounts payable on the Securities.
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
Underlying-related Risks
Any payments on the Securities and whether the Securities will be automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
●	Changes that affect the Index may adversely affect the value of the Securities and any payments on the Securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

●	We cannot control actions by any of the unaffiliated companies whose securities are included the Index.
●	We and our affiliates have no affiliation with the index sponsor and have not independently verified its public disclosure of information.
●	Risks associated with the fund underlying index, or the underlying assets, of a Fund will affect the value of that Fund and hence the value of the Securities.
●	Changes that affect a Fund or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
●	We cannot control actions by any of the unaffiliated companies whose securities are held by or included in a Fund or its fund underlying index.
●	We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
●	There are risks associated with funds.
The Securities are subject to risks associated with foreign securities markets. Each of the SX5E, the INDA and the EWW holds certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising each of the SX5E, the INDA and the EWW may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Securities are subject to foreign currency exchange rate risk. Each of the INDA and the EWW holds securities traded outside of the United States. Each of the INDA’s and the EWW’s respective share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the INDA and the EWW, respectively, are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the INDA and the EWW are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the price of the INDA and the EWW will be adversely affected and the value of the INDA and the EWW may decrease.
The performance of the INDA or the EWW may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as the net asset value per share or unit of the INDA or the EWW, especially during periods of market volatility. The performance of the INDA or the EWW and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the INDA or the EWW may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the INDA or the EWW not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the INDA or the EWW, differences in trading hours between the INDA or the EWW (or its respective underlying assets) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the INDA or the EWW are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the INDA or the EWW may differ from its respective net asset value per share or unit; shares or units of the INDA or the EWW may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the INDA or the EWW may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit of the INDA or the EWW and the liquidity of the INDA or the EWW may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the INDA or the EWW. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the INDA or the EWW. As a result, under these circumstances, the market value of shares or units of the INDA or the EWW may vary substantially from the net asset value per share or unit of the INDA or the EWW.
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the INDA or the EWW and other terms of the Securities to reflect certain actions by the INDA or the EWW, as described in the section “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the INDA or the EWW and will have broad discretion to determine whether and to what extent an adjustment is required.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Tax-related Risks
The U.S. federal income tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Hypothetical Returns
If the Securities are automatically called:
If the Securities are automatically called prior to the Maturity Date, you will receive the principal amount of your Securities plus a final Contingent Coupon Payment on the applicable Call Settlement Date. In the event the Securities are automatically called, your total return on the Securities will equal any Contingent Coupon Payments received prior to the Call Settlement Date and the Contingent Coupon Payment received on the Call Settlement Date.
If the Securities are not automatically called:
If the Securities are not automatically called prior to the Maturity Date, the following table illustrates, for a range of hypothetical Performance Factors of the Lowest Performing Underlying on the Final Calculation Day, the hypothetical Maturity Payment Amount payable at maturity per Security (excluding the final Contingent Coupon Payment, if any).  The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is its Ending Value expressed as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).

Hypothetical Performance Factor of Lowest Performing Underlying on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
79.00%	$990.00
70.00%	$900.00
60.00%	$800.00
50.00%	$700.00
40.00%	$600.00
30.00%	$500.00
25.00%	$450.00
0.00%	$200.00
The above figures do not take into account Contingent Coupon Payments, if any, received during the term of the Securities. As evidenced above, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the Securities are not automatically called prior to the Maturity Date, the actual amount you will receive on the Maturity Date will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day. The performance of the better performing Underlyings is not relevant to your return on the Securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Hypothetical Contingent Coupon Payments
Set forth below are examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called, if applicable, on a Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific Contingent Coupon Payment Date. The following examples assume that the Securities are subject to automatic call on the applicable Calculation Day. The Securities will not be subject to automatic call until the sixth Calculation Day, which is approximately six months after the issue date. The following examples reflect the Contingent Coupon Rate of 8.40% per annum and assume the hypothetical Starting Value, Coupon Barrier and closing value for each Underlying indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Value or Coupon Barrier. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value for any Underlying. The actual Starting Value and Coupon Barrier for each Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing values of the Underlyings, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The closing value of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Coupon Barrier and less than its Starting Value. As a result, investors receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical closing value on relevant Calculation Day:	90.00	$95.00	$80.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Performance Factor (closing value on Calculation Day divided by Starting Value):	90.00%	95.00%	80.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the iShares® MSCI India ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing value of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Coupon Barrier, but less than its Starting Value, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities would not be automatically called.  The Contingent Coupon Payment would be equal to $7.00 per Security, determined as follows: (i) $1,000 multiplied by 8.40% per annum divided by (ii) 12, rounded to the nearest cent.
Example 2. The closing value of the Lowest Performing Underlying on the relevant Calculation Day is less than its Coupon Barrier and its Starting Value. As a result, investors do not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical closing value on relevant Calculation Day:	69.00	$125.00	$105.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Performance Factor (closing value on Calculation Day divided by Starting Value):	69.00%	125.00%	105.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the EURO STOXX 50® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing value of the Lowest Performing Underlying on the relevant Calculation Day is less than its Coupon Barrier, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date.  In addition, because the hypothetical closing value of the Lowest Performing Underlying also is less than its Starting Value, the Securities would not be automatically called, even though the closing values of the better performing Underlyings on the relevant Calculation Day are greater than their respective Starting Values. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Securities are automatically called on a Contingent Coupon Payment Date will depend solely on the closing value

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

of the Lowest Performing Underlying on the relevant Calculation Day. The performance of the better performing Underlyings is not relevant to your return on the Securities.
Example 3. The closing value of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Starting Value. As a result, the Securities are automatically called on the applicable Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment.
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical closing value on relevant Calculation Day:	115.00	$105.00	$130.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Performance Factor (closing value on Calculation Day divided by Starting Value):	115.00%	105.00%	130.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the iShares® MSCI Mexico ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing value of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Starting Value, the Securities would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Settlement Date. On the Call Settlement Date, you would receive $1,007.00 per Security.
You will not receive any further payments after the Call Settlement Date.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Hypothetical Payment at the Maturity Date
Set forth below are examples of calculations of the Maturity Payment Amount payable on the Maturity Date, assuming that the Securities have not been automatically called prior to the Maturity Date and assuming the hypothetical Starting Value, Coupon Barrier, Threshold Value and Ending Value for each Underlying indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Value, Coupon Barrier, Threshold Value or Ending Value. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value for any Underlying. The actual Starting Value, Coupon Barrier and Threshold Value for each Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing values of the Underlyings, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Starting Value, the Maturity Payment Amount is equal to the principal amount of your Securities at maturity and you receive a final Contingent Coupon Payment:
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	145.00	$135.00	$125.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Hypothetical Threshold Value:	80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	145.00%	135.00%	125.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the iShares® MSCI India ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Threshold Value, the Maturity Payment Amount would equal the principal amount. Although the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is significantly greater than its hypothetical Starting Value in this scenario, the Maturity Payment Amount will not exceed the principal amount.
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security. In addition, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Coupon Barrier, you would receive a final Contingent Coupon Payment on the Maturity Date.
Example 2. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than its Threshold Value and its Coupon Barrier, the Maturity Payment Amount is equal to the principal amount of your Securities at maturity and you receive a final Contingent Coupon Payment:
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	90.00	$115.00	$110.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Hypothetical Threshold Value:	80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	90.00%	115.00%	110.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the EURO STOXX 50® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying is less than its hypothetical Starting Value, but not by more than the Buffer Amount, you would be repaid the principal amount of your Securities at maturity.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security. In addition, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Coupon Barrier, you would receive a final Contingent Coupon Payment on the Maturity Date.
Example 3. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value and Threshold Value but greater than its Coupon Barrier, the Maturity Payment Amount is less than the principal amount of your Securities at maturity and you receive a final Contingent Coupon Payment:
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	75.00	$115.00	$110.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Hypothetical Threshold Value:	80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	75.00%	115.00%	110.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the EURO STOXX 50® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to $950.00 per Security, calculated as follows:
   = $1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)
   = $1,000 × (75.00% + 20.00%)
   = $950.00
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $950.00 per Security. In addition, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Coupon Barrier, you would receive a final Contingent Coupon Payment on the Maturity Date.
Example 4. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value and its Coupon Barrier, the Maturity Payment Amount is less than the principal amount of your Securities at maturity and you do not receive a final Contingent Coupon Payment:
	EURO STOXX 50® Index	iShares® MSCI Mexico ETF	iShares® MSCI India ETF
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	120.00	$45.00	$90.00
Hypothetical Coupon Barrier:	70.00	$70.00	$70.00
Hypothetical Threshold Value:	80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	120.00%	45.00%	90.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the iShares® MSCI Mexico ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to $650.00 per Security, calculated as follows:
   = $1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)
   = $1,000 × (45.00% + 20.00%)
   = $650.00

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $650.00 per Security. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Coupon Barrier, you would not receive a final Contingent Coupon Payment on the Maturity Date.
These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Lowest Performing Underlying if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, even if the Ending Values of the other Underlyings have appreciated or have not declined below their respective Threshold Values.
To the extent that the Starting Value, Coupon Barrier, Threshold Value and Ending Value of the Lowest Performing Underlying differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of STOXX Limited (“STOXX”), the sponsor of the SX5E, and BlackRock Fund Advisors (“BFA”), the investment advisor to each of the EWW and the INDA. We refer to STOXX as the “Underlying Sponsor” and BFA as the “Investment Advisor”. The Underlying Sponsor and the Investment Advisor, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of the Underlying Sponsor or Investment Advisor discontinuing publication of the applicable Underlying are discussed in “General Terms of the Securities — Discontinuance of an Index” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index or successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The EURO STOXX 50® Index
The EURO STOXX 50® Index (referred to in this section as the “SX5E”) was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 on December 31, 1991.
Index Composition and Maintenance
The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.
For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Index Calculation
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:
The “free float market capitalization of the Index” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
Neither we nor any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the Securities.
Historical Information
The following graph sets forth the daily historical performance of the SX5E in the period from January 2, 2020 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the SX5E’s Coupon Barrier of 3,756.613, which is 70% of the SX5E’s Starting Value of 5,366.59. The horizontal gray line in the graph represents the SX5E’s Threshold Value of 4,293.272, which is 80% of the SX5E’s Starting Value.
This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the Securities may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the SX5E.
License Agreement
One of our affiliates has entered into a non-exclusive license agreement with STOXX providing for the license to it and certain of its affiliated companies, including us, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Securities.
The license agreement requires that the following language be stated in this pricing supplement:
“STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the Securities.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:
●	sponsor, endorse, sell or promote the Securities.
●	recommend that any person invest in the Securities or any other securities.
●	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
●	have any responsibility or liability for the administration, management or marketing of the Securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

●	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SX5E or have any obligation to do so.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.
STOXX does not assume any contractual relationship with the purchasers of the Securities or any other third parties.
Specifically,
●	STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:
●	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
●	The accuracy, timeliness, and completeness of the SX5E and its data;
●	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
●	The performance of the Securities generally.
●	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data;
●
Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Securities, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the owners of the Securities or any other third parties.”

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

The iShares® MSCI Mexico ETF
The shares of the iShares® MSCI Mexico ETF (the “EWW”) are issued by iShares, Inc., a registered investment company. BFA is the investment advisor to the EWW. The EWW is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Mexico IMI 25/50 Index (the “underlying index”). The EWW commenced operations on March 12, 1996. The EWW trades on NYSE Arca under the ticker symbol “EWW.”
The EWW is intended to measure equity market performance of the Mexican market. The EWW seeks to track the investment results of the underlying index, which is a free float-adjusted market capitalization-weighted index that is designed to measure the performance of the large-, mid- and small-capitalization segments of the equity market in Mexico. The components of the underlying index include consumer staples, financials, materials, industrials, communication services, real estate, consumer discretionary, health care, cash and/or derivatives.
The underlying index is part of the MSCI 25/50 Indices and is from the MSCI Mexico Investable Market Index, its parent index. The MSCI Mexico Investable Market Index is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
The shares of the EWW are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the EWW, including its periodic financial reports, may be found on the SEC’s website.
The Underlying Index
The underlying index is designed to measure broad-based equity market performance in Mexico and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum  of 25% of the underlying index and limiting the sum of the weights of all issuers representing more than 5% of the underlying index to a maximum of 50% of the weight of the underlying index in the aggregate. The underlying index covers approximately 99% of the free float-adjusted market capitalization in Mexico.
The underlying index is an index created by applying certain weight constraints to the MSCI Mexico Investable Market Index. The underlying index is calculated daily in U.S. dollars and published in real time during market trading hours.
MSCI 25/50 Indices Methodology
MSCI takes into account the investment limits required of regulated investment companies (“RICs”) under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of an MSCI 25/50 Index. Additionally, the sum of the weights of all issuers representing more than 5% of an MSCI 25/50 Index cannot exceed a maximum of 50% of the weight of the MSCI 25/50 Index in the aggregate. The MSCI 25/50 Indices seek to offer a benchmarking alternative for RIC-compliant funds.
The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from the applicable underlying non-constrained, free float-adjusted market capitalization-weighted MSCI equity index (a “Parent Index”).
Reflecting the 25% and 50% Concentration Constraints
Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and ongoing reflection of the constraints requires the MSCI 25/50 Indices to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.
Minimizing Tracking Error to the Parent Index
MSCI seeks to minimize the tracking error between an MSCI 25/50 Index and its Parent Index, while keeping the index turnover to a reasonable level. MSCI seeks to achieve this by rebalancing the MSCI 25/50 Indices using an optimization process that aims to minimize the constituent weight differences between an MSCI 25/50 Index and its Parent Index.
Index Construction and Maintenance Methodology
Constructing and Rebalancing the MSCI 25/50 Indices. The MSCI 25/50 Indices Methodology follows a portfolio optimization framework aimed at minimizing index turnover, tracking error and extreme deviation from the applicable Parent Index.
Constraint Targets. An MSCI 25/50 Index is subject to the following caps:
•	no single issuer may exceed 25% of index weight; and
•	all issuers with weight above 5% may not together exceed 50% of the index weight.
Minimizing Tracking Error from the Parent Index
The MSCI 25/50 Indices Methodology aims at minimizing the tracking error from the applicable Parent Index. The tracking error of a MSCI 25/50 Index versus its Parent Index is measured as the sum of the squared weight differences between the constituent weights of the MSCI 25/50 Index and its Parent Index.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Minimizing Transaction Cost
A transaction cost is applied as a proxy for index turnover on rebalancing from a MSCI 25/50 Index.
Minimum Weight of Constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the applicable Parent Index.
Buffer Rules
A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing a MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.
Maintenance Rules
Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the applicable Parent Index.
The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.
In case an MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.
There is no index rebalancing due to non-compliance between quarterly index reviews.
At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the MSCI 25/50 Index at the time of the rebalancing divided by the weight in its Parent Index. The constraint factor as well as the constituents of the MSCI 25/50 Index remains constant between index reviews except in case of corporate events.
Ongoing Event-Related Changes. A security added to its Parent Index following a corporate event is added to the MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 Index.
In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.
If a spun-off security of an index constituent is added to its Parent Index, it will be added to the MSCI 25/50 Index with the same constraint factor as the parent security.
The deletion of a constituent from its Parent Index following a corporate event triggers its deletion from the MSCI 25/50 Index without rebalancing of the MSCI 25/50 Index.
The addition of a newly eligible security in its Parent Index—for example, an early inclusion of a large initial public offering, or a security migrating to the Parent Index from another size-segment—will result in the inclusion of that security in the MSCI 25/50 Index and consequently trigger the full rebalancing of the MSCI 25/50 Index.
Group Entity Concentration Issues
A minimum of 15 issuers in its Parent Index is required at any point in time for the MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:
Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.
•
Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•
Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

In case of extremely concentrated Parent Indices where it may not be feasible to construct the pro forma MSCI 25/50 Index using the Barra Open Optimizer, MSCI may temporarily use the capping algorithm described in the MSCI 10/40 Index methodology with the relevant 25/50 parameters to construct the pro forma MSCI 25/50 Index.
The MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will, however, temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:
•	Securities deleted from the MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

difficulties, etc.
•	Eligible securities of relevant size not included in its Parent Index, e.g., largest small cap size-segment securities.
In the event that no securities are eligible for temporary addition to the MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.
MSCI Global Investable Market Index Methodology
MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; and (v) classifying securities under the Global Industry Classification Standard.
Defining the Equity Universe
(i)
Identifying Eligible Equity Securities: All listed equity securities, including real estate investment trusts (“REIT(s)”) and REIT equivalent structures across different countries tracked by MSCI and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.

(ii)
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)
Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
(a)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

●
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

●
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

●
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

As of February 2025, the equity universe minimum size requirement was set at US $443,000,000. Companies with a full market capitalization below this level are not included in the market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each quarterly index review, as described below.
(b)
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c)
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:
(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).
Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
(d)
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
(e)
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a quarterly index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the Parent Index, outside of a quarterly index review.

(f)
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

(g)
Financial Reporting Requirement: For any companies classified as belonging to the United States, the company must file a Form 10-K/10-Q to be eligible for inclusion in the USA investable equity universe.

Determining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
●	Investable Market Index (Large Cap + Mid Cap + Small Cap)

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

●	Standard Index (Large Cap + Mid Cap)
●	Large Cap Index
●	Mid Cap Index
●	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices and emerging market indices, the market coverage for a standard index is 85% and 42.5% respectively. As of January 2025, the global minimum size range for a developed market standard index is a full market capitalization of USD 6.18 billion to USD 14.21 billion, and the global minimum size range for an emerging market standard index is a full market capitalization of USD 3.09 billion to USD 7.10 billion.
Index Continuity Rules for Standard Indices
In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:
●
If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the Parent Index in order to reach the minimum number of required constituents.

●
At subsequent quarterly Parent Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.
Calculation Methodology for the Parent Index
Price Return Methodology
The performance of the Parent Index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WMR at 4:00 P.M. London Time.
Net Daily Total Return Methodology
The Parent Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested among all the constituents in the Parent Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in the Parent Index the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the Parent Index if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reinvested in the Parent Index through a price adjustment on the ex-date. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.
Maintenance of the Parent Index
In order to maintain the representativeness of the MSCI Indices, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of light rebalancings, aimed at promptly reflecting other significant market events under conditions of market stress. The third category consists of quarterly index reviews that systematically re-assess the various dimensions of the equity universe.
Ongoing event-related changes to the Parent Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent quarterly index review. Changes in the number of shares smaller than 5% are implemented at a subsequent quarterly index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
MSCI’s light rebalancing process aims to ensure that the country indices continue to be an accurate reflection of evolving equity markets during conditions of market stress. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the quarterly index review due to their importance. MSCI will consider switching to a “light rebalancing” in place of the usual quarterly index review only if one of the following two conditions is met within the last ten business days of the month prior to the announcement date of a quarterly index review (the “market monitoring period”): (1) for any 3 days within the market monitoring period, the Parent Index-weighted bid-ask spread breaches 0.19% and the Parent Index volatility over the past 10 days breaks 0.55 or (2) there are unexpected full day or partial stock exchange closures impacting 20% of Parent Index constituents cumulatively over the market monitoring period. The final decision of whether or not to switch to a “light rebalancing” will be taken by relevant MSCI index committee(s). These light rebalancings may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. During light rebalancings, foreign inclusion factors and number of shares will be reviewed as discussed below. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s quarterly index review is designed to systematically reassess the component securities of the index. During each quarterly index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each quarterly index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction); and changes in number of shares are updated. During a quarterly index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. However, no changes in foreign inclusion factors are implemented if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares are generally updated at the quarterly index review rather than at the time of the event, provided that the absolute number of shares change is at least 1,000 shares or the relative number of shares change is at least 0.02%. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement at least two quarterly index reviews prior (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

at a given quarterly index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates, which are generally set at the close of the last business day of February, May, August and November.
Parent Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
Historical Information
The following graph sets forth the daily historical performance of the EWW in the period from January 2, 2020 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the EWW’s Coupon Barrier of $42.119, which is 70% of the EWW’s Starting Value of $60.17. The horizontal gray line in the graph represents the EWW’s Threshold Value of $48.136, which is 80% of the EWW’s Starting Value.
This historical data on the EWW is not necessarily indicative of the future performance of the EWW or what the value of the Securities may be. Any historical upward or downward trend in the price of the EWW during any period set forth above is not an indication that the price of the EWW is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the EWW.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

The iShares® MSCI India ETF
The shares of the INDA are issued by iShares Trust, a registered investment company. BFA is the investment advisor to the INDA. The INDA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI India Index (the "Underlying Index"). The INDA typically earns income dividends from securities included in the INDA. These amounts, net of expenses and taxes (if applicable), are passed along to the INDA’s shareholders as “ordinary income.” In addition, the INDA realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Securities are linked only to the share price of the INDA, you will not be entitled to receive income, dividend, or capital gain distributions from the INDA or any equivalent payments. The shares of the iShares® MSCI India ETF trade on the Cboe BZX Exchange, Inc. under the symbol “INDA”.
The shares of the INDA are registered under the Securities Exchange Act of 1934, as amended.  Accordingly, information filed with the SEC relating to the INDA, including its periodic financial reports, may be found on the SEC website.
Investment Objective and Strategy
The INDA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The INDA’s investment objective and the Underlying Index may be changed at any time without shareholder approval. Notwithstanding the INDA’s investment objective, the return on your Notes will not reflect any dividends paid on the INDA shares, on the securities purchased by the INDA or on the securities that comprise the Underlying Index.
The return on your Notes is linked to the performance of the iShares MSCI India ETF, and not to the performance of the MSCI India Index on which the INDA is based. Although the INDA seeks results that correspond generally to the performance of the Underlying Index, the INDA follows a strategy of "representative sampling," which means the INDA's holdings do not identically correspond to the holdings and weightings of the Underlying Index, and may significantly diverge from the Underlying Index. Additionally, when the INDA purchases securities not held by the Underlying Index, the INDA may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the Underlying Index components are not exposed. There, the INDA will not directly track the performance of the Underlying Index and there may be significant variation between the performance of the INDA and the Underlying Index.
Representative Sampling
BFA uses a representative sampling strategy to track the Underlying Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The INDA may or may not hold all of the securities that are included in the Underlying Index.
The INDA generally will invest at least 80% of its assets in the component securities of the Underlying Index and in investments that have economic characteristics that are substantially identical to the component securities of the Underlying Index (i.e., depositary receipts representing securities of the Underlying Index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Underlying Index, but which BFA believes will help the INDA track the Underlying Index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in the Underlying Index. Also, the INDA may lend securities representing up to one-third of the value of the INDA’s total assets (including the value of the collateral received).
The Underlying Index
The Underlying Index is a free float-adjusted market capitalization weighted index that is designed to track the equity market performance of large- and mid-capitalization Indian securities listed on the Bombay Stock Exchange and the National Stock Exchange of India. The Underlying Index is constructed based on the MSCI Global Investable Market Indices Methodology, targeting a free-float market capitalization coverage of 85% of the Indian equity universe. The Underlying Index is calculated in U.S. dollars on a total return net basis. The Underlying Index has a base date of December 31, 1969 and an initial value of 100. The Indian rupee price return version of the MSCI India Index is reported by Bloomberg Financial Markets under ticker symbol “MXIN.”
The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion, but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of an MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in an MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
•
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. The index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The index sponsor does not guarantee the accuracy or the completeness of the MSCI Indices or any data included in the MSCI Indices. The index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the Securities at maturity.
Prices and Exchange Rates
Prices
The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.
Exchange Rates
The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.
In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Historical Information
The following graph sets forth the daily historical performance of the INDA in the period from January 2, 2020 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the INDA’s Coupon Barrier of $38.017, which is 70% of the INDA’s Starting Value of $54.31. The horizontal gray line in the graph represents the INDA’s Threshold Value of $43.448, which is 80% of the INDA’s Starting Value.
This historical data on the INDA is not necessarily indicative of the future performance of the INDA or what the value of the Securities may be. Any historical upward or downward trend in the price of the INDA during any period set forth above is not an indication that the price of the INDA is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the INDA.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Redemption Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Selected Risk Considerations” beginning on page PS-9 above and “Use of Proceeds” on page 17 of the accompanying prospectus.
Validity of the Securities
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Securities and the related guarantee, such Securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Securities and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028

U.S. Federal Income Tax Summary
You should consider the U.S. federal income tax consequences of an investment in the Securities, including the following:
•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.
•
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•
Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 71 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
•
We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

•
We intend to treat any Contingent Coupon Payment made to Non-U.S. Holders (as defined on page 71 of the accompanying prospectus) as generally subject to withholding at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

•
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.